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                                                                       EXHIBIT 3


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 3,300,000 shares of Common Stock outstanding and 2,499,998 shares of Series A Preferred Stock outstanding. The Series A Preferred shares will automatically convert to 2,499,998 shares of Common Stock upon the consummation of this offering. After giving effect to this offering, there will be 7,799,998 shares of Common Stock outstanding (8,099,998 if the Underwriters' over-allotment option is exercised in full).

     The following description of the Company's capital stock is a summary of the material terms of such stock. The following does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Cumulative voting for the election of directors is not permitted. Subject to such preferences to which holders of shares of Preferred Stock, if any, may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of Preferred Stock, if any, may be entitled. In connection with the acquisition of Madera, the Company issued 1,000,000 shares of Common Stock, which was redeemable under certain circumstances. Upon the consummation of this offering, those shares will no longer be redeemable. The holders of outstanding shares of Common Stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized by its Amended and Restated Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by the Board of Directors of the Company. The Company has issued 2,499,998 shares of Series A Preferred Stock, which on the closing of this offering will convert automatically to 2,499,998 shares of Common Stock. The Series A Preferred Stock provides for cumulative dividends, which if not paid in cash prior to the Preferred Stock's conversion into Common Stock are to be paid in additional shares of Common Stock. The Company intends to pay any such accumulated dividends in cash prior to conversion. Additional Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. The effect of having such Preferred Stock authorized is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware General Corporation Law (the "Delaware Law"), may be able to authorize the issuance of Preferred Stock, which may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company.

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CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

     The following brief description of certain provisions of the Delaware Law and the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "Restated By-laws") does not purport to be complete and is subject in all respects to the provisions of the Delaware Law, the Restated Certificate and the Restated By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Classified Board of Directors. The Restated Certificate provides that the Board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based on the number of directors constituting the entire Board. The Restated Certificate effectively provides that the term of office of the first class will expire at the annual meeting of stockholders following December 31, 1998, the term of office of the second class will expire at the annual meeting of stockholders following December 31, 1999, and the term of office of the third class will expire at the annual meeting of stockholders following December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

     Number of Directors; Removal; Filling Vacancies. The Restated Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board will be fixed from time to time by action of not less than a majority of the directors then in office. In no event shall such number be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the Restated Certificate provides that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of director, vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

     Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Restated Certificate provides that following the offering, directors may be removed only for cause and only on the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

     The provisions of the Restated Certificate governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be
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beneficial to the Company or its stockholders. These provisions of the Restated
Certificate could thus increase the likelihood that incumbent directors retain their positions.

     Limitation on Special Meetings; No Stockholder Action by Written
Consent. The Restated Certificate and the Restated By-laws provide that (subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding): (i) only a majority of the Board of Directors or the President or Chairman of the Board will be able to call a special meeting of stockholders;
(ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters stated in the notice of meeting or properly brought before the meeting by or at the direction of the Board of Directors; and (iii) following the offering, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of: (i) the day such notice was mailed; or (ii) the day such public disclosure was made).

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as director must contain certain information about the nominating stockholder and the proposed nominee, and a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

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     Although the Restated By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the forgoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Certain Provisions Relating to Potential Change of Control. The Restated Certificate authorizes the Board and any committee of the Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management regarding any transaction which may result in a change of control of the Company, or to contest or oppose any such transaction which the Board determines to be unfair, abusive or otherwise undesirable to the Company, its business, assets, properties or stockholders. The Board or any such committee is specifically authorized to adopt plans or to issue securities of the Company including plans, rights, options, capital stock, notes, debentures or other debt securities, which securities may be exchangeable or convertible into cash or other securities on such terms and conditions as the Board or any such committee determines. In addition, the Board or such committee of the Board may provide that any holder or class of holders of such designated securities will be treated differently than, and unequally to, all other security holders in respect of the terms, conditions, provisions and rights of such securities.

     The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

     Limitation of Liability of Directors. The Restated Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

     Amendment of the Certificate of Incorporation and By-laws. The Restated Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Restated Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of Board members, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the Restated By-laws by action of stockholders following the offering. These provisions make it more difficult for stockholders to make changes in the Restated Certificate and the Restated By-laws, including changes designed to facilitate the exercise of control over the Company.

     Business Combination Provisions of Delaware Law. The Company is a Delaware corporation and is subject to section 203 of the Delaware Law. In general, section 203 prevents a Delaware corporation from engaging in a "business combination" (as defined) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or affiliate or associate) for three years following the time such stockholder became an

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interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the time such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

TRANSFER AGENT AND REGISTRAR

     BankBoston, N.A., c/o Boston EquiServe, L.P., will serve as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 7,799,998 shares of Common Stock outstanding. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by affiliates of the Company. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholder from selling or otherwise disposing of shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. After this 180-day period expires, 7,749,998 of the currently outstanding shares will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act, and an additional 50,000 of the currently outstanding shares will become eligible for resale in the public market ratably over three years, subject to the restrictions of Rule 144. Shares of Common Stock held by affiliates of the Company will be subject to certain volume and other limitations discussed below under Rule 144.

     The Company has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except as consideration for business acquisitions or upon exercise of currently outstanding stock options or warrants, without the prior written consent of BT Alex. Brown Incorporated.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of the Company, who has beneficially owned his or her shares for at least one year is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock (78,000 shares after completion of this offering) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially

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